Exhibit 99.3

PRESS RELEASE

RELATIONAL TO WEBCAST SHAREHOLDER FORUM

SAN DIEGO, CA, November 8, 2005 — Today Relational Investors announced that due to the high level of interest in its Sovereign Bancorp Shareholder Value Forum held today, the forum will be broadcast via the Internet beginning at 9:00 a.m. EST tomorrow.

The Forum was held Tuesday, November 8, 2005, from 10:00 a.m. to 12:00 p.m. (EST).  Interested parties will be able to access the webcast at www.rillc.com.

At the Forum a panel comprised of Mr. Whitworth, Mr. Batchelder, Mr. Mark Merlo of Castle Creek Financial LLC, and Mr. Tony Terracciano addressed Sovereign shareholders and other interested parties.  Relational demanded a shareholder vote on Sovereign’s transaction with Santander and described its reasons for urging Sovereign’s shareholders to elect new and truly independent directors to Sovereign’s board.

About Relational Investors

Relational Investors LLC is an asset management firm located in San Diego, California managing $6.0 billion.  Additional information about Relational is available on its website at www.rillc.com.

Further Information About Relational’s SEC Filings

On October 20, 2005, Relational Investors LLC (“Relational”), together with a number of affiliated persons and entities that may be deemed “participants” for purposes of the solicitation rules of the Securities and Exchange Commission (“SEC”), filed a preliminary proxy statement on Schedule 14A with the SEC relating to a possible solicitation of proxies from the shareholders of Sovereign Bancorp, Inc. (“Sovereign”) in connection with Relational’s nomination of Ralph Whitworth and David Batchelder for election to Sovereign’s board of directors at Sovereign’s 2006 Annual Meeting of shareholders. Relational will prepare and file with the SEC a definitive proxy statement relating to their nomination of Messrs. Whitworth and Batchelder and may file other proxy solicitation materials.  SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT (AND THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE) BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING RELATIONAL’S NOMINATION OF MESSRS. WHITWORTH AND BATCHELDER FOR ELECTION AS DIRECTORS.  The preliminary proxy statement is, and the definitive proxy statement (when it becomes available) will be, available for free at www.sec.gov, along with any other relevant documents.  You may also obtain a free copy of the preliminary proxy statement, or the definitive proxy statement (when it becomes available), by contacting Maudie Holland of Relational at (858) 704-3321, or by sending an email to maudie@rillc.com.  Information regarding the names, affiliation, and interests of persons who may be deemed to be participants in our solicitation of proxies of Sovereign’s shareholders is available in the preliminary proxy statement filed with the SEC on October 20, 2005.

For more information contact:

Sandi Christian	Anna Cordasco, Stephanie Pillersdorf, Jonathan Gasthalter or Carrie Bloom
Relational Investors	Citigate Sard Verbinnen
(858) 704-3335	(212) 687-8080
slc@rillc.com	cbloom@sardverb.com

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